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Merrimack Pharmaceuticals Issues Letter to Shareholders

Company’s Board has Taken Crucial Actions to Maximize Shareholder Value and

Preserve More than $500 Million in Potential Future Milestone Payments

Merrimack’s Current Plan Follows Comprehensive Strategic Review Conducted with

Leading Healthcare Financial Advisory Firm and Provides Best Pathway for

Distributing Milestone Payments to Shareholders

Activist Hedge Fund JFL Capital Management has Launched an Unnecessary and

Costly Proxy Contest to Replace the Entire Board – Effectively Seeking to Acquire

Your Company Without Paying a Control Premium

JFL Admits it Has No Plan for the Company – Other than Potentially Pursuing Risky

Transactions and Conducting a Redundant Strategic Process that Could Deplete the Company’s Cash and Imperil Milestone Payments and NOLs

CAMBRIDGE, MA, August 26, 2019 – The Board of Directors of Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK) (the “Company” or “Merrimack”) today issued a letter to shareholders in connection with the Company’s upcoming 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”), which is scheduled to be held on October 17, 2019.

The full text of the letter follows:

August 26, 2019

Dear Fellow Shareholders,

As we approach the 2019 Annual Meeting, you face an important decision that will significantly impact the future of your investment in Merrimack. You will be asked to choose between two extremely different options for the Company:

✓

Elect the nominees who have been put forth by a Board that has taken critical and decisive actions to put in place a carefully constructed plan with the sole goal of maximizing value for you, the shareholders, including a public commitment to distribute to you all of the more than $500 million in potential milestone payments the Company receives, after any taxes owed, or

×

Put your investment at significant risk by handing complete control of the Board and the Company to a slate nominated by an activist investor, JFL Capital Management (“JFL”), that has admitted it has no plan for the company, but has put forth “ideas worth exploring” that have already been thoroughly evaluated, are not feasible and/or could increase expenses and dilute the value of milestone rights and other payments for shareholders. In notable contrast to Merrimack, JFL has made no commitment to distribute potential milestone payments or excess cash to shareholders.

MERRIMACK’S CURRENT BOARD HAS LISTENED TO INVESTORS AND TAKEN

DECISIVE ACTION TO MAXIMIZE SHAREHOLDER VALUE

Recent steps the Board has taken that were directly responsive to shareholder feedback include:

•

Announced on May 30, 2019, the conclusion of the Company’s extensive review of strategic alternatives and the implementation of a series of measures reflecting the input of shareholders – including JFL – and designed to extend Merrimack’s cash runway into 2027 in order to preserve the ability to capture the potential remaining milestones from its pancreatic cancer therapeutic ONIVYDE® resulting from its 2017 asset sale to Ipsen S.A.

•

As part of this process, the Company and its financial advisor, a leading healthcare industry bank, MTS Health Partners, L.P., contacted more than 100 potential companies regarding transaction opportunities – ranging from reverse mergers with private companies to an outright sale of Merrimack. Unfortunately, none of these potential transaction partners offered sufficient near-term value for Merrimack shareholders. Furthermore, none of these potential partners were able or willing to assume responsibility for capturing and distributing the potential long-term ONIVYDE milestones to the Company’s pre-transaction shareholders.

•

Executed an asset purchase agreement with 14ner Oncology, Inc., to sell the Company’s anti-Her3 monoclonal antibody programs, MM-121 and MM-111, for up to $58.0 million in total consideration, consisting of $3.5 million in upfront cash consideration and up to $54.5 million in contingent milestone payments.

•

Strengthened the Company’s balance sheet through the sale of its equity position in Silver Creek Pharmaceuticals, Inc. for $7.8 million announced on May 10, 2019, the sale of laboratory equipment resulting in approximately $1.4 million in cash and the retirement of outstanding debt.

•	Discontinued discovery efforts on Merrimack’s remaining preclinical programs, MM-201 and MM-401.

•

Reduced the Company’s workforce by 100 percent since the initiation of the strategic review, including the Company’s entire senior management. The Company currently has no full-time employees and has engaged experienced consultants to manage day-to-day operations.

•	Announced an anticipated reduction in the size of the Board from seven to four.

•	Announced on July 25, 2019, that its Board of Directors authorized and declared a special cash dividend above guidance of $20 million to holders of the Company’s common stock.

Since the announcement of the Company’s restructuring and strategic process on November 7, 2018 Merrimack’s stock price has increased by approximately 55 percent – reflecting the overall positive reception by shareholders of the significant steps Merrimack has taken.

Merrimack’s Stock Has Outperformed Benchmark Indexes Since Strategic Review Announcement

Source: Bloomberg – Closing Prices from 11/6/18 to 8/23/19

THE COMPANY HAS A CAREFULLY CONSTRUCTED AND CONSIDERED PLAN IN PLACE

TO CONSERVE CASH AND POTENTIALLY DELIVER MORE THAN $500 MILLION TO

SHAREHOLDERS OVER TIME

As a result of actions taken by the Board, Merrimack is now set up to maintain only minimal operations while protecting the Company’s milestone and asset transaction payments. It is important to note that:

•

Merrimack is entitled to receive up to an aggregate of $450.0 million in potential regulatory-based milestones from Ipsen S.A., as well as up to approximately $54.5 million in potential milestone payments from 14ner Oncology, Inc. Merrimack has implemented a series of measures designed to extend its cash runway into 2027 and preserve its ability to capture these milestones.

•

Securing these payments is contingent on numerous stipulations and nuanced deal terms that have informed the decision-making process of Merrimack and its advisors, all of which were guided by feedback received from shareholders, including JFL. As Merrimack engaged with shareholders extensively before and during the strategic review process, they, including JFL, stressed to the Company the importance of preserving the ability to capture and distribute these milestone payments.

•

Merrimack’s Board has consistently been focused on the value of the Company’s NOLs. The NOLs were fully incorporated into the recent strategic review and it was determined by the Company and its advisors that the best use of the NOLs would be to shield potential tax payments related to the milestones in order to maximize the return to shareholders. Any use of the NOLs for other purposes – including a “strategic transaction” involving the NOLs as suggested by JFL – could reduce these returns to shareholders.

•

The value of the NOLs was previously reviewed in 2017 and Merrimack has no reason to believe that there is any recent impairment. The Company has explained these factors to JFL on multiple occasions – including as recently as last week – and unfortunately, they are significantly misrepresenting this issue.

•

Merrimack currently holds approximately $20 million in cash – an amount the Company and its advisors determined is necessary to maintain the Company’s minimal operations as a public company, enabling it to secure and distribute the milestone and asset transaction payments while maintaining a tradable security as requested by shareholders, including JFL. Any other plan or product development would require using up this cash, jeopardizing the milestones and/or raising new equity capital and diluting existing shareholders. As opportunities arise, Merrimack will look to distribute any excess cash not essential to its minimal operations.

•

The Company is now running as leanly as possible and JFL’s focus on “Board fees”[1] is a canard – these expenditures are modest and represent the bare minimum needed to keep the Company eligible to capture the milestone payments.

•	In the event the milestone payments are secured before the $20 million has been used, the Board has publicly committed to distributing any surplus funds directly to shareholders net of taxes.

•

The Company is urgently focused on monetizing its remaining clinical and preclinical assets – and, given their extensive knowledge of the Company and its strategic review, the three current directors who are being re-nominated are best positioned to assist in this process before the assets depreciate – a process which may be delayed by this unnecessary proxy contest.

JFL ADMITS IT HAS NO PLAN FOR THE COMPANY – AND THE IDEAS IT DOES OFFER

HAVE ALREADY BEEN THOROUGHLY EVALUATED, ARE NOT FEASIBLE AND/OR

WOULD IMPERIL THE POTENTIAL MILESTONE PAYMENTS AND WASTE CASH

Although it is seeking to replace the entire Merrimack Board of Directors, JFL has admitted it has no plan for the Company – and several of the few “everything in between” ideas they do offer would jeopardize the Company’s milestone payments or spend the Company’s cash on a redundant process to evaluate options that have already been exhaustively explored. Notably, JFL has at no time committed to distributing the over $500 million in potential milestone payments to you, the shareholders.

[1]	8/19/19 JFL Capital Management Preliminary Proxy Statement

Consider the following:

•

JFL has made it clear it has no plan for the Company – but has stated the belief that “If elected to the Board, our candidates intend to actively pursue measures to utilize the Company’s cash and take advantage of its NOL carryforwards, including by evaluating potential strategic transactions.”

•

In its recent letter,[2] JFL is essentially proposing re-running the costly six-month long strategic process the Company and its financial advisor MTS Health Partners already conducted. JFL did toss out a few ideas for the Company – but they simply don’t make sense:

•

“Going Dark” and “reducing operating costs” – Merrimack already has zero employees and is running at the bare minimum level of operations necessary to secure the milestone payments and protect shareholder liquidity. The Company thoroughly evaluated this option and concluded that it was not a desirable outcome for its shareholders – and in fact JFL was strongly against this “going dark” or delisting option during the strategic review.

•

“Pursuing a reverse merger” – Merrimack considered this possibility as part of its strategic review process – but ultimately there was no proposal made that would offer more value to shareholders than the Company’s current structure. Ironically, when JFL was consulted on this option during the strategic review, they were strongly against it.

•

A “transaction that maximizes the utility” of the NOLs – As previously stated, any available NOLs will already be used to maximize the return to shareholders and any significant transaction could impair the NOLs or otherwise make them unavailable to maximize shareholder returns in the event of milestone payments.

•

A “restructuring” that would separate the potential milestone payments – Merrimack also evaluated this pathway thoroughly and concluded it was not possible under the agreement with Ipsen, including because there would not be sufficient information provided under the agreement to enable the company to register tradable CVRs with the SEC and because of the requirement in most circumstances for Ipsen consent.

•

“Running a thorough sales process for the potential milestone payments from Ipsen” – Again, Merrimack had these discussions with multiple entities that buy royalty and revenue streams; but did not receive any bids that fairly valued the milestones or would have provided a premium for shareholders.

•

In short, all that JFL is offering you, the shareholders, is an opaque black box - while Merrimack has a thoughtfully considered and value-creating plan to reap the potential of over $500 million in potential milestone payments and distribute them to you.

[2]	8/22/19 JFL Capital Issues Letter to Fellow Merrimack Stockholders

JFL HAS CHOSEN TO RUN AN UNNECESSARY AND COSTLY PROXY CONTEST THAT IS

PUTTING YOUR INVESTMENT AT RISK – AND ITS NOMINEES ARE NOT THE RIGHT

CHOICE FOR MERRIMACK

Disappointingly, JFL has chosen to pursue an expensive proxy fight at a critical time for Merrimack, despite the Company having previously taken action on all of the addressable concerns JFL expressed. Merrimack on multiple occasions tried to reach a resolution to avoid a proxy contest, and Merrimack’s board remains open to a resolution with JFL that permits the Company to continue executing on its plan to maximize value for all shareholders, while providing JFL the opportunity to have input on the composition of the Board at a level commensurate with the size of its ownership stake in the Company.

Unfortunately, JFL’s response to our attempts at a constructive settlement to date has been that they were uninterested in any outcome besides being handed control of the Company – even though they were unwilling to share any plans or ideas for what actions they believe the Company should take.

Consider the following:

•

Since April 2018, Merrimack has engaged extensively with JFL and taken into account its input and suggestions. In fact, the Company’s former director and CEO and other Merrimack representatives have had approximately 26 in-person meetings, calls and email/letter exchanges with JFL in the past 16 months.

•

On July 24, 2019 Merrimack offered JFL a board seat for one of its nominees, which is in line with JFL’s ownership stake, in order to avoid an expensive proxy contest – JFL declined the offer outright on July 29, 2019. The Company’s advisors then reached out again on August 15, 2019 to see if there were additional creative solutions that could yield a settlement, at which point it was made clear through JFL’s counsel that the fund was uninterested in any settlement that did not give them clear control of Merrimack’s Board. The Company spoke to Dr. Lawler directly on August 21, 2019, and he would not offer any ideas or sense of his plan for the Company.

•

The Company does not believe JFL’s nominees have the right experience or skill sets to add value to the Merrimack Board, and election of these nominees may imperil the potential milestone payments exceeding $500 million that under the Company’s plan would go directly to shareholders.

•

Notably, only one of the four JFL nominees has any public board experience – a prerequisite we believe is especially important given the complexities and nuanced nature of the Company’s current situation and how carefully its strategy must be navigated in order to realize the potential value Merrimack is positioned to realize over time.

MERRIMACK’S NOMINEES ARE FULLY ALIGNED WITH ALL SHAREHOLDERS’ BEST

INTERESTS AND POSSESS THE EXPERIENCE NECESSARY TO PROTECT

SHAREHOLDERS’ INVESTMENTS

•

Merrimack’s nominees collectively have many decades of director and executive leadership experience in public and private companies across healthcare, including in the biotechnology and pharmaceutical industries.

•

During their tenures on the Board, Merrimack nominees Gary L. Crocker, Ulrik B. Nielsen, Ph.D. and Russell T. Ray have implemented decisive actions with the sole purpose of maximizing value for all Merrimack shareholders.

•

These nominees also have deep knowledge of the Company’s assets, existing partnerships in the pharmaceutical sector, and the best ways to monetize the remaining assets and ensure milestone payments from previous asset sales are realized.

•

Merrimack nominee Ana Radeljevic’s extensive biotechnology and pharmaceutical industry experience in strategic planning, business development and corporate finance makes her a uniquely qualified candidate who can bring fresh insights to the Board.

•

Merrimack’s nominees want to protect shareholders’ investment, specifically by collecting the Company’s milestone and asset transaction payments, while JFL risks losing these payments through an unnecessary, expensive proxy contest.

Sincerely,

The Board of Directors of Merrimack Pharmaceuticals

About Merrimack

Merrimack Pharmaceuticals, Inc. is a biopharmaceutical company based in Cambridge, Massachusetts that is entitled to receive up to $455.0 million in contingent milestone payments related to its sale of ONIVYDE® to Ipsen S.A. in April 2017 and up to $54.5 million in contingent milestone payments related to its sale of anti-HER3 programs to 14ner Oncology, Inc. in July 2019. The Company is seeking potential acquirers for its remaining preclinical and clinical assets.

Contacts

Sloane & Company

Dan Zacchei / Kristen Duarte, 212-486-9500

dzacchei@sloanepr.com / kduarte@sloanepr.com

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below:

509 Madison Avenue, Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: MACK@morrowsodali.com

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2019 Annual Meeting. The Company intends to file a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s preliminary proxy statement for the 2019 Annual Meeting contains information regarding the direct and indirect interest, by securities holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. If the holdings of the Company’s securities change from the amounts provided in the Company’s preliminary proxy statement for the 2019 Annual Meeting, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website at www.merrimack.com in the “Investors” section under “SEC Filings” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for the 2018 Annual Meeting of Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2018. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2019 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.merrimack.com in the “Investors” section under “SEC Filings.”

Forward-Looking Statements

To the extent that statements contained in this letter are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this letter, Merrimack’s forward-looking statements include, among others, statements about the declared special cash dividend, the sufficiency of Merrimack’s cash resources and the anticipated proxy contest by JFL Capital Management LLC and the other participants in its solicitation. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks related to the actions of JFL Capital Management LLC and other activist stockholders, expectations for achievement of contractual milestones and the availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the SEC on July 17, 2019 and the other reports Merrimack files with the SEC.